Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2024 Third Quarter Results

Reports Sales of $2.74 billion, up 9 Percent

Reports Earnings per Share of $2.75; Adjusted1 Earnings per Share of $2.93

Updates 2024 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.46 Per Share

OSHKOSH, Wis. (October 30, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2024 third quarter net income of $180.3 million, or $2.75 per diluted share, compared to net income of $183.7 million, or $2.79 per diluted share, for the third quarter of 2023. Adjusted1 net income was $192.5 million, or $2.93 per diluted share, for the third quarter of 2024 compared to $200.6 million, or $3.04 per diluted share, for the third quarter of 2023. Comparisons in this news release are to the third quarter of 2023, unless otherwise noted.

Consolidated sales in the third quarter of 2024 increased $231.5 million, or 9.2 percent, to $2.74 billion primarily due to improved organic sales volume in all three segments, an additional month of AeroTech sales and improved pricing.

Consolidated operating income in the third quarter of 2024 increased 3.8 percent to $266.2 million, or 9.7 percent of sales, compared to $256.5 million, or 10.2 percent of sales, in the third quarter of 2023. The increase in operating income was primarily due to higher sales volume and favorable price/cost dynamics, offset in part by higher selling, general and administrative and engineering costs. Adjusted1 operating income in the third quarter of 2024 increased 2.2 percent to $282.5 million, or 10.3 percent of sales, compared to $276.3 million, or 11.0 percent of sales, in the third quarter of 2023.

“We are pleased to report solid third quarter performance with revenue growth of 9.2 percent and an adjusted operating margin of 10.3 percent, leading to adjusted earnings per share of $2.93,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our performance was highlighted by outstanding results in our Vocational segment, where we delivered revenue growth of 17.6 percent, operating income growth of 89.7 percent and adjusted operating income growth of 44.7 percent. The segment continues to benefit from industry-leading innovations driving strong demand and an extended backlog that provides excellent visibility over the next few years.

Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

“Last quarter, we started low-rate production of the Next Generation Delivery Vehicle (NGDV) that we are supplying to the US Postal Service (USPS) to modernize and decarbonize North America’s largest fleet of delivery vehicles. We are pleased to highlight that the USPS has begun fielding the world's most innovative and advanced last-mile delivery vehicles. We are still in the early stages of this significant program, but we are encouraged by our progress to date.

“Recently, we have been experiencing some softness in the access equipment market in North America. While we believe long-term demand drivers such as aged fleets and mega projects remain positive, we are adjusting our expectations for revenue and operating income for the remainder of the year based on current market conditions.

“As we enter the fourth quarter, we are reducing our expectations for 2024 earnings per share to be approximately $10.00 and 2024 adjusted earnings per share to be approximately $11.35,” added Pfeifer.

Factors affecting third quarter results for the Company’s business segments included:

Access - Access segment sales for the third quarter of 2024 increased 3.4 percent to $1.36 billion primarily as a result of higher sales volume in North America, offset in part by lower sales volume in the Europe, Africa and Middle East and Rest of the World regions.

Access segment operating income in the third quarter of 2024 decreased 9.6 percent to $207.9 million, or 15.2 percent of sales, compared to $229.9 million, or 17.4 percent of sales, in the third quarter of 2023. The decrease was primarily due to higher material costs as well as higher selling, general and administrative expenses, offset in part by higher sales volume and improved sales mix.

Adjusted1 operating income in the third quarter of 2024 was $211.4 million, or 15.5 percent of sales, compared to $231.8 million, or 17.6 percent of sales, in the third quarter of 2023.

Vocational - Vocational segment sales for the third quarter of 2024 increased $121.6 million, or 17.6 percent to $814.2 million due to the inclusion of sales related to the AeroTech acquisition, improved pricing and improved organic sales volume. AeroTech had sales of $194.8 million during the third quarter of 2024 compared to $115.8 million from the August 1, 2023 acquisition date to September 30, 2023.

Vocational segment operating income in the third quarter of 2024 increased 89.7 percent to $99.6 million, or 12.2 percent of sales, compared to $52.5 million, or 7.6 percent of sales, in the third quarter of 2023. The increase was primarily due to improved price/cost dynamics.

Adjusted1 operating income in the third quarter of 2024 was $111.6 million, or 13.7 percent of sales, compared to $77.1 million, or 11.1 percent of sales, in the third quarter of 2023.

Defense - Defense segment sales for the third quarter of 2024 increased 13.9 percent to $540.4 million due to NGDV production for the USPS and higher sales volume for the Family of Heavy Tactical Vehicles, the Family of Medium Tactical Vehicles and aftermarket parts, offset in part by lower Joint Light Tactical Vehicles sales volume.

Defense segment operating income in the third quarter of 2024 decreased 43.1 percent to $11.2 million, or 2.1 percent of sales, compared to $19.7 million, or 4.2 percent of sales, in the third quarter of 2023. The decrease was primarily the result of unfavorable cumulative catch-up adjustments on contract margins and the absence of a gain on the sale of a business, offset in part by improved sales volume.

Adjusted1 operating income in the third quarter of 2024 was $11.2 million, or 2.1 percent of sales, compared to $11.7 million, or 2.5 percent of sales, in the third quarter of 2023.

Corporate and other - Net operating costs for corporate and other in the third quarter of 2024 increased $6.9 million to $52.5 million due to lower operating income at the Company's Pratt Miller business unit and higher new product development investments.

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of 2024 increased $14.0 million to $31.7 million due to borrowings on the Company's revolving credit facility to fund acquisitions.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of 2024 of $56.6 million, or 23.8 percent of pre-tax income, compared to $55.3 million, or 22.9 percent of pre-tax income, in the third quarter of 2023.

Repurchases of common stock - The Company repurchased 100,212 shares of common stock in the third quarter of 2024 for $11.0 million. There were no share repurchases in the third quarter of 2023.

Nine-month Results

The Company reported net sales for the first nine months of 2024 of $8.13 billion and net income of $528.3 million, or $8.02 per diluted share. This compares with net sales of $7.19 billion and net income of $447.2 million, or $6.80 per diluted share, for the nine months ended September 30, 2023. The increase in net income for the first nine months of 2024 compared to the nine months ended September 30, 2023 was primarily due to improved price/cost dynamics, higher organic sales volume, favorable mix and the absence of acquisition costs related to the AeroTech acquisition, offset in part by intangible asset impairments, higher selling, general and administrative expense, higher interest expense net of interest income and higher engineering costs.

Adjusted1 net income for the first nine months of 2024 was $603.4 million, or $9.16 per diluted share compared to $487.8 million, or $7.41 per diluted share, for the nine months ended September 30, 2023.

2024 Expectations

The Company expects its 2024 diluted earnings per share to be approximately $10.00 and its adjusted1 earnings per share to be to be approximately $11.35, compared to its most recent estimates of $10.45 and $11.75, respectively. Due to the softening of the access equipment market in North America, the Company expects net sales to be approximately $10.6 billion in 2024, compared to its most recent estimate of $10.7 billion.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.46 per share of Common Stock. The dividend will be payable on November 29, 2024 to shareholders of record as of November 15, 2024.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its third quarter results and its 2024 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to increase prices to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to realize the anticipated benefits associated with the same; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$2,741.4	$2,509.9	$8,132.1	$7,191.1
Cost of sales	2,235.4	2,041.8	6,610.0	5,964.7
Gross income	506.0	468.1	1,522.1	1,226.4

Operating expenses:
Selling, general and administrative	226.4	201.6	643.2	586.1
Amortization of purchased intangibles	13.4	10.0	40.5	18.1
Intangible asset impairments	—	—	51.6	—
Total operating expenses	239.8	211.6	735.3	604.2
Operating income	266.2	256.5	786.8	622.2

Other income (expense):
Interest expense	(33.6)	(19.6)	(88.0)	(46.3)
Interest income	1.9	1.9	5.2	13.3
Miscellaneous, net	3.6	2.6	0.1	13.2
Income before income taxes and losses of unconsolidated affiliates	238.1	241.4	704.1	602.4
Provision for income taxes	56.6	55.3	164.8	145.8
Income before losses of unconsolidated affiliates	181.5	186.1	539.3	456.6
Losses of unconsolidated affiliates	(1.2)	(2.4)	(11.0)	(9.4)
Net income	$180.3	$183.7	$528.3	$447.2

Earnings per share:
Basic	$2.76	$2.81	$8.06	$6.84
Diluted	2.75	2.79	8.02	6.80

Basic weighted-average shares outstanding	65,329,124	65,342,227	65,529,283	65,363,125
Dilutive equity-based compensation awards	334,074	603,093	363,454	449,459
Diluted weighted-average shares outstanding	65,663,198	65,945,320	65,892,737	65,812,584

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$160.9	$125.4
Receivables, net	1,576.3	1,316.4
Unbilled receivables, net	854.8	771.6
Inventories	2,321.1	2,131.6
Income taxes receivable	43.2	42.2
Other current assets	101.7	93.6
Total current assets	5,058.0	4,480.8
Property, plant and equipment:
Property, plant and equipment	2,306.7	2,162.6
Accumulated depreciation	(1,161.5)	(1,093.1)
Property, plant and equipment, net	1,145.2	1,069.5
Goodwill	1,437.9	1,416.4
Purchased intangible assets, net	808.5	830.2
Deferred income taxes	248.3	262.0
Deferred contract costs	828.1	710.7
Other non-current assets	349.9	359.6
Total assets	$9,875.9	$9,129.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$934.5	$175.0
Accounts payable	1,054.4	1,214.5
Customer advances	672.1	706.9
Payroll-related obligations	236.3	242.5
Income taxes payable	90.5	308.0
Other current liabilities	469.8	442.7
Total current liabilities	3,457.6	3,089.6
Long-term debt	602.3	597.5
Non-current customer advances	1,158.4	1,190.7
Deferred income taxes	30.4	26.8
Other non-current liabilities	525.2	519.3
Commitments and contingencies
Shareholders’ equity	4,102.0	3,705.3
Total liabilities and shareholders’ equity	$9,875.9	$9,129.2

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$528.3	$447.2
Depreciation and amortization	146.4	104.6
Intangible asset impairments	51.6	—
Stock-based incentive compensation	29.4	25.7
Deferred income taxes	9.8	(61.5)
Other non-cash adjustments	12.9	9.3
Changes in operating assets and liabilities	(1,019.1)	(405.3)
Net cash provided by (used in) operating activities	(240.7)	120.0

Investing activities:
Additions to property, plant and equipment	(193.5)	(228.0)
Acquisition of businesses, net of cash acquired	(120.8)	(995.8)
Proceeds from sale of businesses, net of cash sold	7.0	32.6
Other investing activities	(2.3)	0.1
Net cash used in investing activities	(309.6)	(1,191.1)

Financing activities:
Proceeds from issuance of debt	3,588.0	1,008.5
Repayments of debt	(2,828.8)	(528.7)
Dividends paid	(90.1)	(80.3)
Repurchases of Common Stock	(65.6)	(22.6)
Other financing activities	(17.8)	(5.6)
Net cash provided by financing activities	585.7	371.3

Effect of exchange rate changes on cash and cash equivalents	0.1	—
Increase (decrease) in cash and cash equivalents	35.5	(699.8)
Cash and cash equivalents at beginning of period	125.4	805.9
Cash and cash equivalents at end of period	$160.9	$106.1

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales
Access
Aerial work platforms	$631.7	$654.3	$1,898.3	$1,921.2
Telehandlers	445.0	393.8	1,247.0	1,126.0
Other	286.6	270.1	862.4	792.5
Total Access	1,363.3	1,318.2	4,007.7	3,839.7
Vocational
Fire apparatus	339.7	299.5	1,021.4	884.4
Refuse collection	168.1	149.2	492.3	449.0
Other	306.4	243.9	916.0	509.4
Total Vocational	814.2	692.6	2,429.7	1,842.8
Defense
Defense(a)	508.0	474.6	1,552.7	1,440.9
Delivery vehicles	32.4	-	68.7	-
Total Defense	540.4	474.6	1,621.4	1,440.9
Corporate and other(a)	23.5	24.5	73.3	67.7
Consolidated	$2,741.4	$2,509.9	$8,132.1	$7,191.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating Income (Loss)
Access	$207.9	$229.9	$662.5	$576.6
Vocational	99.6	52.5	286.2	141.1
Defense(a)	11.2	19.7	36.4	25.6
Corporate and other(a)	(52.5)	(45.6)	(198.3)	(121.1)
Consolidated	$266.2	$256.5	$786.8	$622.2

	September 30,
	2024	2023
Period-end backlog:
Access	$2,132.9	$3,978.8
Vocational	5,911.9	5,003.0
Defense(a)	6,212.0	6,701.2
Corporate and other(a)	61.2	48.0
Consolidated	$14,318.0	$15,731.0

(a) In July 2024, the Company moved the reporting responsibility for Pratt Miller from its Defense segment to the Chief Technology and Strategic Sourcing Officer to better utilize Pratt Miller’s expertise across the entire Oshkosh Corporation enterprise. Pratt Miller results are now reported within "Corporate and other" and historical information has been recast to reflect the change.

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles, intangible asset impairments and amortization of inventory step-up, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Access segment operating income (GAAP)	$207.9	$229.9	$662.5	$576.6
Amortization of purchased intangibles	2.6	1.9	7.2	5.2
Amortization of inventory step-up	0.9	—	0.9	—
Adjusted Access segment operating income (non-GAAP)	$211.4	$231.8	$670.6	$581.8

Vocational segment operating income (GAAP)	$99.6	$52.5	$286.2	$141.1
Amortization of purchased intangibles	12.0	6.8	36.0	8.8
Acquisition costs	—	11.6	—	12.9
Loss on sale of a business	—	—	—	13.3
Amortization of inventory step-up	—	6.2	—	6.2
Restructuring costs	—	—	—	3.0
Adjusted Vocational segment operating income (non-GAAP)	$111.6	$77.1	$322.2	$185.3

Defense segment operating income (GAAP)	$11.2	$19.7	$36.4	$25.6
Gain on sale of a business	—	(8.0)	—	(8.0)
Restructuring costs	—	—	—	0.8
Adjusted Defense segment operating income (non-GAAP)	$11.2	$11.7	$36.4	$18.4

Corporate and other operating loss (GAAP)	$(52.5)	$(45.6)	$(198.3)	$(121.1)
Amortization of purchased intangibles	0.8	1.3	3.5	4.1
Intangible asset impairments	—	—	51.6	—
Restructuring costs	—	—	—	0.6
Adjusted corporate and other operating loss (non-GAAP)	$(51.7)	$(44.3)	$(143.2)	$(116.4)

Consolidated operating income (GAAP)	$266.2	$256.5	$786.8	$622.2
Amortization of purchased intangibles	15.4	10.0	46.7	18.1
Amortization of inventory step-up	0.9	6.2	0.9	6.2
Intangible asset impairments	—	—	51.6	—
Acquisition costs	—	11.6	—	12.9
(Gain)/loss on sale of businesses, net	—	(8.0)	—	5.3
Restructuring costs	—	—	—	4.4
Adjusted consolidated operating income (non-GAAP)	$282.5	$276.3	$886.0	$669.1

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Oshkosh Corporation Reports Results for 2024 Third Quarter

October 30, 2024

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Miscellaneous, net (GAAP)	$3.6	$2.6	$0.1	$13.2
Pension advisor settlement	—	—	—	(4.7)
Adjusted miscellaneous, net (non-GAAP)	$3.6	$2.6	$0.1	$8.5

Provision for income taxes (GAAP)	$56.6	$55.3	$164.8	$145.8
Income tax effects of adjustments	4.1	4.8	24.1	9.4
Adjusted provision for income taxes (non-GAAP)	$60.7	$60.1	$188.9	$155.2

Net income (GAAP)	$180.3	$183.7	$528.3	$447.2
Amortization of purchased intangibles	15.4	10.0	46.7	18.1
Intangible asset impairments	—	—	51.6	—
Amortization of inventory step-up	0.9	6.2	0.9	6.2
Acquisition costs	—	11.6	—	12.9
(Gain)/loss on sale of businesses, net	—	(8.0)	—	5.3
Restructuring costs	—	—	—	4.4
Pension advisor settlement	—	—	—	(4.7)
Income tax effects of adjustments	(4.1)	(4.8)	(24.1)	(9.4)
Loss on sale of equity method investment	—	1.9	—	7.8
Adjusted net income (non-GAAP)	$192.5	$200.6	$603.4	$487.8

Earnings per share-diluted (GAAP)	$2.75	$2.79	$8.02	$6.80
Amortization of purchased intangibles	0.23	0.15	0.71	0.27
Intangible asset impairments	—	—	0.78	—
Amortization of inventory step-up	0.01	0.09	0.01	0.09
Acquisition costs	—	0.17	—	0.19
(Gain)/loss on sale of businesses, net	—	(0.12)	—	0.08
Restructuring costs	—	—	—	0.07
Pension advisor settlement	—	—	—	(0.07)
Income tax effects of adjustments	(0.06)	(0.07)	(0.36)	(0.14)
Loss on sale of equity method investment	—	0.03	—	0.12
Adjusted earnings per share-diluted (non-GAAP)	$2.93	$3.04	$9.16	$7.41

2024 Expectations
Earnings per share-diluted (GAAP)	$10.00
Amortization of purchased intangibles, net of tax	0.70
Intangible asset impairments, net of tax	0.60
Amortization of inventory step-up, net of tax	0.05
Adjusted earnings per share-diluted (non-GAAP)	$11.35

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